                                                                    EXHIBIT 10.7

          CONFIDENTIAL MATERIALS OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION. ASTERISKS DENOTE OMISSIONS.

                                                                  EXECUTION COPY

                               LICENSING AGREEMENT

         This LICENSING AGREEMENT ("Agreement"), effective as of March 30, 2000 (the "Effective Date"), by and among GILEAD SCIENCES, INC., a Delaware corporation with its principal office located at 333 Lakeside Drive, Foster City, CA 94404 ("Gilead Sciences"), and its wholly-owned subsidiary, NEXSTAR PHARMACEUTICALS, INC., a Delaware corporation (collectively with Gilead Sciences, "Gilead"), and EYETECH PHARMACEUTICALS, INC., a Delaware corporation with its principal offices located at 300 East 42nd Street, Third Floor, New York, New York 10017 ("EyeTech"). Unless otherwise defined in this Agreement, all capitalized terms shall have the meanings given to them in Section 1.1 of this Agreement.

                                    RECITALS

         1. WHEREAS, Gilead owns certain patents and patent applications and related know-how for NX1838, and has made certain filings for regulatory approvals with respect to NX1838; and

         2. WHEREAS, Gilead and EyeTech desire to enter into this Agreement and certain other agreements, including an agreement providing for the fill-and-finish manufacture of quantities of Product sufficient for the completion of Phase Ib clinical trials; and

         3. WHEREAS, subject to the terms and conditions set forth in this Agreement, Gilead wishes to license to EyeTech and EyeTech wishes to license from Gilead all of Gilead's rights under patents, patent applications and know-how related to NX1838, and have access to all regulatory approvals with respect to NX1838; and

         4. WHEREAS, subject to the terms and conditions set forth in this Agreement, Gilead also wishes to sell to EyeTech and EyeTech wishes to purchase from Gilead its inventory of NX1838.

         NOW, THEREFORE, the Parties hereto, intending to be legally bound, hereby agree as follows:

                                    SECTION 1
                                   DEFINITIONS

         1.1 Definitions. For purposes of this Agreement, the following terms shall have the meanings set forth below:

                                       1.

         "Affiliate" shall mean any Person that, directly or indirectly, through one or more intermediaries, Owns, is Owned by or is under common Ownership with, a Party, where "Own" or "Ownership" means (a) direct or indirect possession of at least fifty percent (50%) of the outstanding voting securities of a corporation or a comparable ownership in any other type of Person, provided, however, that if the law of the jurisdiction in which such entity operates does not allow fifty percent (50%) or greater ownership by a Party, such ownership interest shall be at least forty percent (40%) or (b) that a Person or group of Persons otherwise has the unilateral ability to control and direct the management of the entity, whether by contract or otherwise.

         "Business Day" shall mean any day other than a Saturday, Sunday or banking holiday in New York City or San Francisco, California.

         "Calendar Quarter" shall mean a calendar quarter (i.e., period of three
(3) consecutive months) ending on March 31, June 30, September 30 or December
31.

         "Calendar Year" shall mean any period of twelve (12) consecutive months ending on December 31.

         "Competitive Product" shall mean a product competitive with a Product.

         "Compulsory License" means a compulsory license under the Licensed Patents obtained by a Third Party through the order, decree, or grant of a governmental authority of competent jurisdiction, authorizing such Third Party to manufacture, use, sell, offer for sale or import a Competitive Product in one or more countries within the Territory.

         "Control", "Controls", and "Controlled" shall mean, with respect to a particular item of information or intellectual property right, that the applicable Party owns or has a license to such item or right and has the ability to grant to the other Party access to and a license or sublicense (as applicable) under such item or rights as provided for in this Agreement without violating the terms of any agreement or other arrangement with any Third Party.

         "Damages" shall mean any and all costs, losses, claims, liabilities, fines, penalties, damages and expenses, court costs, and reasonable fees and disbursements of counsel, consultants and expert witnesses incurred by a Party hereto (including any interest payments which may be imposed in connection therewith).

         "Delivery Date" shall mean the date that is ten (10) days after the Effective Date.

         "Effective Date" shall have the meaning given such term in the first sentence of this Agreement.

         "EU" shall mean Austria, Belgium, Denmark, Finland, France, Germany, Greece, Ireland, Italy, Luxembourg, The Netherlands, Portugal, Spain, Sweden and the United Kingdom, and future members of the European Union (or its successor), upon their admission for full membership (with commercial rights and privileges substantially comparable to those of the foregoing countries).

                                       2.

         "EyeTech Rights" shall mean any invention or inventions, patentable or not, know-how, information and/or data relating to the Product, including, without limitation, pre-clinical studies and clinical trial information, manufacturing processes, formulations, modes of delivery and/or data necessary for the manufacture, use or sale of the Product, which are Controlled by EyeTech during the term of this Agreement, and all Patents covering any of the foregoing which are Controlled by EyeTech during the term of this Agreement.

         "FDA" shall mean the United States Food and Drug Administration, or any successor thereto.

         "Field" shall mean the prevention and treatment of all human and other animal diseases and conditions, and expressly excluding in vivo and in vitro diagnostic applications.

         "First Commercial Sale" shall mean, with respect to any particular country, the first sale of a Product in such country by EyeTech, or any of its Affiliates or sublicensees, after Regulatory Approvals in such country have been granted from the relevant Regulatory Authority in such country for such Product.

         "GAAP" shall mean United States generally accepted accounting principles, consistently applied.

         "Indemnified Party" shall have the meaning given in Section 7.2 hereof.

         "Indemnifying Party" shall have the meaning given in Section 7.2 hereof.

         "Know-How" shall mean all ideas, materials, inventions (whether patentable or not), trade secrets, data, instructions, processes, formulas, expert opinion and information, including, without limitation, the Manufacturing Information and biological, chemical, pharmacological, toxicological, physical and analytical, safety, manufacturing and quality control data and information, in each case within the Field, that, as of the Effective Date are (i) existing, and (ii) Controlled by Gilead as of the Effective Date, in each case which is necessary or useful for the development, manufacture, use, sale or commercialization of the Product in the Field. Excluded from Know-How are any Patents, the Licensed Patents and the Transferred Assets.

         "License" shall mean the license granted by Gilead to EyeTech pursuant to Section 2.1.

         "Licensed Patents" shall mean any Patents listed in Exhibit D (as updated from time to time pursuant to Section 5.6) which claim the manufacture, use, import, offer for sale or sale of Products in accordance with this Agreement and which now or at any time during the term of this Agreement are Controlled by Gilead or any Affiliate of Gilead.

         "Major Countries" shall mean Canada, France, Germany, Italy, Japan, Spain, United Kingdom and the United States.

         "Manufacturing Information" shall mean copies of all existing information in written and electronic form in Gilead's possession or control as of the Effective Date, with respect to any Product existing as of the Effective Date, that relates to, in the Field: (1) processes for the production of NX1838, and intermediates in the preparation of a Product; (2) the in-process

                                       3.

analytical controls for production of each of: (a) NX1838; and (b) a Product;
(3) the process, formulation and development reports generated for the preparation of a Product; (4) the analytical methods and validation for the quality control release of each of: (a) NX1838; and (b) a Product; and (5) the stability protocols, stability indicating methods and stability data for each of: (a) NX1838; and (b) a Product.

         "NDA" shall mean a New Drug Application filed with the FDA requesting market approval for a new drug product.

         "Net Sales" shall mean, with respect to the Product, the gross amount billed or invoiced by EyeTech, its Affiliates or sublicensees, to unrelated Third Parties for the Products in finished product form, less the following deductions:

                  (a) trade, quantity and cash discounts allowed, but expressly excluding discounts or allowances offered as part of a package of products that includes a Product sold by EyeTech, its Affiliates or sublicensees;

                  (b) refunds, chargebacks and any other allowances which effectively reduce the net selling price;

                  (c)      actual product returns, credits and allowances;

                  (d) rebates actually paid or credited to any governmental agency (or branch thereof) or to any Third Party payor, administrator or contractee;

                  (e) discounts mandated by, or granted to meet the requirements of, applicable state, provincial or federal law, wholesaler, including required chargebacks and retroactive price reductions;

                  (f) transportation, freight, postage charges and other charges such as insurance, relating thereto, in each case included as a specific line item on an invoice to such Third Parties; and

                  (g) taxes, excises or other governmental charges upon or measured by the production, sale, transportation, delivery or use of goods, in each case included as a specific line item on an invoice to such Third Parties.

Notwithstanding the foregoing, amounts received by EyeTech, or its Affiliates or sublicensees, for the sale of Products among EyeTech and its Affiliates or sublicensees for resale shall not be included in the computation of Net Sales hereunder. Net Sales shall be determined from books and records maintained in accordance with GAAP. In the event the Product is sold as part of a combination product, or as part of bundled products or as part of a delivery system, the Net Sales from the combination product, bundled product or delivery system, for the purposes of determining royalty payments, shall be determined by multiplying the Net Sales (as defined without regard to this paragraph) of the combination product by the fraction, A/(A+B) where A is the average sale price of the Product when sold separately in finished form and B is the average sale price of the other product(s) or system sold separately in finished form, or, only if the value of B cannot be determined, where A+B is the average sales price of the product(s) and

                                       4.

the delivery system together. If the value of B can be determined, in no event will the sales price of any combination product, bundled product or delivery system product be less than the sum of A and B. In the event that such average sale price cannot be determined for both the Product and such other product(s) or system in combination, the following calculation shall be substituted for the calculation recited in (ii) of the preceding sentence: the Net Sales (as defined without regard to this paragraph) of the combination products shall be multiplied by the fraction C/(C+D) where C is EyeTech's cost of goods of the Product and D is EyeTech's cost of goods for the other product(s) or system, determined in accordance with the method of accounting normally employed by EyeTech in computing cost of goods, provided, however, that the minimum value of such fraction as used in the calculation of Net Sales shall be 0.9.

         "NX1838" shall mean Gilead's proprietary compound known as NX1838, as described in Exhibit A.

         "Party" shall mean either Gilead or EyeTech, and "Parties" shall mean both of Gilead and EyeTech.

         "Patents" shall mean patents and patent applications, both foreign and domestic, including without limitation, all extensions, reissues, renewals, reexaminations, patents of addition, supplementary protection certificates and inventors' certificates thereof, substitutions, provisionals, divisionals, continuations and continuations-in-part.

         "Person" shall mean a natural person, a corporation, a partnership, a trust, a joint venture, a limited liability company, any governmental authority or any other entity or organization.

         "Pivotal Clinical Trial" shall mean either (a) a trial on sufficient numbers of patients that is designed to establish that a pharmaceutical product is safe and efficacious for its intended use, and to define warnings, precautions and adverse reactions that are associated with the pharmaceutical product in the dosage range to be prescribed, and to support Regulatory Approval of such pharmaceutical product or label expansion of such pharmaceutical product, or (b) a clinical trial that began as a trial on sufficient numbers of patients that is designed to establish the safety and biological activity of a pharmaceutical product for its intended use, and to define warnings, precautions and adverse reactions that are associated with the pharmaceutical product in the dosage range to be prescribed, after such date as the U.S. Food and Drug Administration or its successor (or equivalent regulatory authority) has indicated that the applicable Party may reasonably continue such trials with the intention to establish that a pharmaceutical product is safe and efficacious for its intended use, and to define warnings, precautions and adverse reactions that are associated with the pharmaceutical product in the dosage range to be prescribed, and to support Regulatory Approval of such pharmaceutical product or label expansion of such pharmaceutical product.

         "Product" shall mean any pharmaceutical composition containing NX1838 in any formulation, dosage concentration or volume, together with all label expansions, line extensions and improvements thereon, which may be included in any supplement, modification or addition to the filings for Regulatory Approval of the foregoing compound.

                                       5.

         "Product Data Package" shall include the following information and data related to the Product in the possession or control of Gilead as of the Effective Date: (a) the Regulatory Documents; (b) pre-clinical and clinical development protocols, data, and reports; (c) manufacturing development technical reports; (d) toxicology reports; and (e) such other information and data specifically identified in Exhibit B attached hereto.

         "Product Inventory" shall mean the NX1838 and Product inventory, in bulk or finished form, which Gilead Controls as of the Effective Date, as identified in Exhibit C attached hereto.

         "Reasonable Diligence" shall mean commercially reasonable efforts to develop, obtain Regulatory Approval, and/or commercialize, as applicable, a Product in a country in the Territory, consistent with accepted business practices and legal requirements, and comparable to efforts in the pharmaceutical industry applicable to development, obtaining of Regulatory Approval for, or commercialization of human pharmaceutical products at an equivalent stage of development and similar market potential, profit potential and strategic value in view of conditions then prevailing.

         "Regulatory Approval" shall mean (a) in the United States, approval by the FDA of an NDA, or equivalent application, for marketing approval and satisfaction of any related applicable FDA registration and notification requirements (if any) and (b) in any country other than the United States, all approvals (including any required marketing, pricing and reimbursement approvals) by the Regulatory Authority in such country of a single application or set of applications comparable to an NDA, enabling legal sale of a product in such country.

         "Regulatory Authority" shall mean the FDA in the United States or the equivalent governmental agency having jurisdiction in any other country in the Territory.

         "Regulatory Documents" shall mean the (a) United States investigational new drug application (the "IND") #56503 (dated July 12, 1998), and all amendments and annual reports to same; (b) any pediatric data package or other exclusivity extensions relating to Products; and (c) any other regulatory filings with Regulatory Authorities relating to the Product.


         "Royalty Term" shall mean, with respect to each country in which Product is sold, the period of time equal to the longer of (i) ten (10) years from the date of First Commercial Sale of the Product in such country, or (ii) the expiration of the last-to-expire Licensed Patent in such country that claims the manufacture, use, and or sale of such Product as such activities are carried out pursuant to this Agreement.


         "Territory" shall mean the world, unless the License terminates with respect to a country pursuant to Section 6.7, in which case the Territory shall exclude any country in which the License has so terminated.

         "Third Party" shall mean a Person other than EyeTech, Gilead or their Affiliates.

         "Transferred Assets" shall mean the Product Inventory and the Product Data Package.

                                       6.

                                    SECTION 2
           GRANT OF LICENSES AND TRANSFER AND DELIVERY OF TRANSFERRED
                      ASSETS AND MANUFACTURING INFORMATION

         2.1 Grant of License. Subject to the terms and conditions of this Agreement, during the term of this Agreement, Gilead hereby grants to EyeTech an exclusive license under the Licensed Patents and Know How to make, have made, use, sell, offer to sell, import and export the Product within the Field throughout the Territory, with a right to sublicense to its Affiliates or (subject to Section 2.4) to any other Person.

         2.2 Transferred Assets. As of the Effective Date, Gilead hereby assigns, transfers and conveys to EyeTech all of Gilead's right, title and interest in and to the Transferred Assets (subject to Section 4.5(c)), and EyeTech hereby accepts such assignment, transfer and conveyance. On or before the Delivery Date, Gilead shall have delivered to EyeTech all of the Transferred Assets and the Manufacturing Information. EyeTech shall have up to ten (10) days after such delivery to inventory the delivered Transferred Assets and Manufacturing Information and to give notice to Gilead of any Transferred Assets and Manufacturing Information that were not so delivered. If Gilead receives notice or otherwise learns after the Delivery Date that it has failed to deliver any Transferred Assets or Manufacturing Information to EyeTech, Gilead shall provide to EyeTech any such Transferred Assets or Manufacturing Information no later than five (5) Business Days after receipt of such notice or knowledge (or within such longer time as is mutually agreed by EyeTech and Gilead). The clinical data portion of the Product Data Package shall be provided to EyeTech in computer-readable format, where available, and otherwise in printed format. Gilead shall be under no obligation to convert to electronic format any portion of the Product Data Package that currently is available only in printed format. In the event that EyeTech is unwilling or unable to assume physical possession of the Transferred Assets and Manufacturing Information by the Effective Date, Gilead shall be entitled to charge EyeTech a reasonable fee for storage of the Transferred Assets and Manufacturing Information beyond the Effective Date. Gilead shall ship the Transferred Assets to EyeTech F.O.B. to EyeTech's designated facilities. For a period of 90 days following the receipt by EyeTech of the Transferred Assets and Manufacturing Information, Gilead personnel shall be reasonably available during Gilead's normal business hours to respond to technical inquiries of EyeTech regarding Products as is reasonably requested by EyeTech. EyeTech acknowledges that Gilead makes no representations or warranties with respect to the Transferred Assets or Manufacturing Information (other than as expressly set forth in Section 5 below) and that it accepts such Transferred Assets and Manufacturing Information "as is."

         2.3 Negative Covenant of EyeTech. EyeTech shall not use or practice Licensed Patents or Know-How outside the Field or outside the Territory or for any other purpose except activities that it conducts in compliance with this Agreement.

         2.4 Sublicenses. EyeTech shall have the right to sublicense the licenses granted to it by Gilead under this Agreement without the consent of Gilead; provided that (i) prompt notice and a copy of such sublicense shall be given by EyeTech to Gilead pursuant to Section 8.2 of this Agreement; (ii) EyeTech shall remain obligated at all times under this Agreement without regard to whether it has sublicensed its rights or whether EyeTech's sublicensee has performed; (iii)

                                       7.

such sublicense shall name Gilead as a third party beneficiary of such sublicense; and (iv) any such sublicenses granted by EyeTech shall contain provisions providing for its termination or assignment to Gilead, at the option of Gilead, of EyeTech's interest therein upon termination of this Agreement, and shall further contain provisions which obligate such sublicensee to comply with such terms, conditions, agreements and obligations that are consistent with the terms, conditions, agreements and obligations to which EyeTech is subject under this Agreement.

         2.5 Gilead Right of First Negotiation. Except as otherwise provided in this Section 2.5, Gilead shall have a right of first negotiation with respect obtaining all rights with respect to any Product which is, or which can reasonably be expected to be, [**] (a "Reversion Product") as follows:
Eyetech shall notify Gilead in writing if Eyetech intends to seek, negotiate, or solicit offers to license a Third Party to commercialize the Reversion Product for the treatment or prevention [**] (the "Reversion Field") and a specific territory (the "Reversion Territory"), prior to contacting any such potential Third Party licensees. Such written notice shall include sufficient detailed technical information concerning the Reversion Product as Gilead may reasonably require to evaluate its interest in such Reversion Product. Within thirty (30) days after receiving Eyetech's notice as to the Reversion Product, Gilead shall notify Eyetech whether it is interested in negotiating with Eyetech the terms under which Gilead shall obtain a license from Eyetech to research, develop and commercialize Reversion Products as described herein. If Gilead provides such notice, the Parties shall negotiate exclusively and in good faith for a period of up to ninety (90) days after Eyetech receives Gilead's notice of interest (the "Negotiation Period") the terms of an agreement pursuant to which Eyetech will grant to Gilead and its Affiliates an exclusive, royalty-bearing, sublicensable license, under all Eyetech Know-How and Eyetech Patents relating to such Reversion Product, to research, develop, make, have made, use, import, offer for sale, sell and otherwise commercialize such Reversion Product within the Reversion Field within the Reversion Territory, and which agreement shall include commercially reasonable provisions for transfer of or access to relevant regulatory filings and technology to Gilead. Neither Gilead nor Eyetech shall have any obligation to actually enter into a license agreement with respect to such Reversion Product. If either Gilead does not respond to Eyetech's notice of intent to license the Reversion Product within thirty (30) days after Gilead's receipt thereof, or Gilead and Eyetech fail to agree upon the terms of a license under rights to the Reversion Product during the Negotiation Period, Eyetech shall be free to commercialize such Reversion Product by itself or through its Affiliates or Third Parties without further obligation to Gilead.

                                    SECTION 3
                             PAYMENTS AND DELIVERIES

         In consideration of the exclusive license granted herein and the transfer of ownership of the Transferred Assets, EyeTech shall pay the following amounts to Gilead:

         3.1      Initial Payments and Deliveries.


                  (a) On Monday, April 3, 2000, EyeTech shall pay to Gilead the sum of seven million United States Dollars (US$7,000,000) by Federal Reserve electronic wire transfer in immediately available funds to an account designated by Gilead. Such amount shall be non-refundable and non-creditable, and shall not be subject to any counterclaim or set-off.


                                       8.

                  (b) On or before the Effective Date, EyeTech and Gilead Sciences shall enter into a Warrant Agreement (the "Warrant Agreement") mutually satisfactory to both Parties pursuant to which EyeTech shall issue to Gilead Sciences a warrant to purchase EyeTech Series B Preferred Stock.

                  (c) On or before the Delivery Date, Gilead shall deliver to EyeTech (i) all of the Transferred Assets pursuant to Section 2.2 of this Agreement; (ii) all of the Manufacturing Information pursuant to Section 2.2 of this Agreement; and (iii) a schedule ("Schedule of Transferred Assets and Manufacturing Information") setting forth each of the Transferred Assets and Manufacturing Information being delivered to EyeTech at such time.

                  (d) Within ten (10) days of delivery of the Transferred Assets and the Manufacturing Information and of the Schedule of Transferred Assets and Manufacturing Information pursuant to Section 3.1(c) above, EyeTech shall inventory the delivered Transferred Assets and Manufacturing Information pursuant to Section 2.2 and shall either (i) deliver to Gilead a receipt acknowledging the receipt of each of the Transferred Assets and the Manufacturing Information set forth on the Schedule of Transferred Assets and Manufacturing Information or (ii) notify Gilead of any Transferred Assets or Manufacturing Information that Gilead did not deliver. If Gilead receives notice or otherwise learns after the Delivery Date that it has failed to deliver any Transferred Assets or Manufacturing Information to EyeTech, Gilead shall provide to EyeTech any such Transferred Assets or Manufacturing Information no later than five (5) Business Days after receipt of such notice or knowledge (or within such longer time as is mutually agreed by EyeTech and Gilead). Within ten (10) days of Gilead delivering such missing items to EyeTech following notice given by EyeTech pursuant to clause (ii) of this Section 3.1(d), EyeTech shall deliver the receipt described in clause (i) of this Section 3.1(d).

         3.2 Milestone Payments. Within five (5) Business Days of EyeTech and/or its Affiliates or sublicensees achieving the first occurrence of each of the milestone events listed below with respect to any Product, EyeTech shall notify Gilead of such achievement and the date thereof, and within thirty (30) days of the date of such achievement, pay the one-time non-refundable fees specified below to Gilead by Federal Reserve electronic wire transfer in immediately available funds to an account designated by Gilead; provided, however, that in no event shall the following fees be payable more than once with respect to Products for any particular geographical area or Milestone:

            Milestone                                                      Fee
------------------------------------                                      -----
First [**] with respect to a Product                                      $[**]

First [**] with respect to a Product                                      $[**]

First [**] with respect to a Product                                      $[**]

First [**] with respect to a Product                                      $[**]

First [**] with respect to a Product                                      $[**]

First [**] with respect to a Product                                      $[**]

                                       9.

         3.3      Royalties.

                  (a) Royalty on Products. EyeTech shall pay Gilead a royalty payment on Net Sales of Products that are made or sold during the Royalty Term and that are sold by EyeTech, its Affiliates or sublicensees (the "Royalty") according to the following rates, as adjusted in accordance with Sections 3.3(b) below:

                           (i)      [**] percent ([**]%) of Net Sales in the
United States for the first [**] million dollars ($[**]) in Net Sales in the United States in a given Calendar Year;

                           (ii)     [**] percent ([**]%) of Net Sales in the
United States for the next [**] dollars ($[**]), up to and including, [**] dollars ($[**]) in Net Sales during the same Calendar Year;

                           (iii)    [**] percent ([**]%) of Net Sales in the
United States in excess of [**] dollars ($[**]) during the same Calendar Year;
and

                           (iv)     [**] percent [**]%) of Net Sales outside the
United States in the same Calendar Year.

         By way of example, if, in the year 2005, EyeTech Net Sales in the United States were equal to [**] dollars ($[**]), and [**] dollars ($[**]) outside the United States, then the Royalty payable to Gilead hereunder would equal [**] dollars ($[**]), calculated in the following manner:

AMOUNT OF NET SALES                               ROYALTY RATE           ROYALTY
----------------------------                      ------------           -------
First $[**] (United States)                           [**]%               $ [**]
Next $[**] (United States)                            [**]%               $ [**]
Next $[**] (United States)                            [**]%               $ [**]
$[**] (outside United States)                         [**]%               $ [**]
----------------------------                                              ------
       Total Royalty                                                      $ [**]

         By way of further example, if, through the second Calendar Quarter in the year 2005, EyeTech Net Sales in the United States were equal to [**] dollars ($[**]), and [**] dollars ($[**]) outside the United States, then the Royalty payable to Gilead hereunder after such Calendar Quarter would equal [**] dollars ($[**]), calculated in the following manner:

AMOUNT OF NET SALES                               ROYALTY RATE           ROYALTY
                                                  ------------           -------
First $[**] (United States)                           [**]%               $ [**]
Next $[**] (United States)                            [**]%               $ [**]
$[**] (outside United States)                         [**]%               $ [**]
----------------------------                                              ------
       Total Royalty                                                      $ [**]

                                      10.

                  (b) Offset. Notwithstanding the forgoing, on a country by country and Product by Product basis, EyeTech may credit against Net Sales [**] percent ([**]%) of any royalties it must pay to any Third Party on any Product:
(1) pursuant to any licenses necessary to practice the License; or (2) resulting from any litigation (including settlement thereof) under Section 6.16; provided, however, for purposes of this Section 3.3(b) that the applicable royalty rates used for calculation of Royalties payable to Gilead shall not be reduced to less than [**] percent ([**]%) of the royalty rates(s) otherwise applicable pursuant to Section 3.3(a).

         3.4 Payment; Report. All Royalties payable to Gilead under this Agreement shall be paid in U.S. dollars within sixty (60) days of the end of each Calendar Quarter or as otherwise specifically provided herein by Federal Reserve electronic wire transfer in immediately available funds to an account designated by Gilead. At the time of payment of Royalties, EyeTech shall send to Gilead a statement with respect to the applicable Calendar Quarter, country by country and Product by Product, for EyeTech, its Affiliates and sublicensees, of the amount of aggregate worldwide gross sales and Net Sales, the amount of gross sales during such Calendar Quarter, an itemized calculation of Net Sales showing deductions provided for in the definition of Net Sales and in Section 3.3(b), and, on a cumulative basis for the current Calendar Year, the amount of Royalties or other payments due on such sales.

         3.5      Exchange Rate; Manner and Place of Payment.

                  (a) All payments due hereunder from time to time shall be paid in U.S. Dollars. For purposes of computing such payments, the Net Sales of Product in countries other than the United States shall be converted into U.S. Dollars as computed using the average monthly rate of exchange at the time for such currencies as the rate applicable to the transfer of funds arising from payments as published in the Wall Street Journal (New York edition). The currency conversion system used by EyeTech shall be subject to audit by Gilead as described in Section 3.6 and, if not determined to be a system reflecting the fair market value of the currencies in question, shall be modified as necessary to effect currency conversion at fair market value.

                  (b) Notwithstanding the provisions of Section 3.5(a), if by reason of any restrictive exchange laws or regulations, EyeTech shall be unable to convert to U.S. Dollars the amount, determined as above, equivalent to the amount due by EyeTech hereunder, then EyeTech shall so notify Gilead promptly and provide an explanation of the circumstances. In such event, EyeTech shall make all such payments or the balance thereof due hereunder and which is not paid in foreign currency as provided below, in U.S. Dollars as soon as reasonably possible after and to the extent that such restrictive exchange laws or regulations are lifted so as to permit EyeTech to pay amounts due under this
Section 3.5 in U.S. Dollars. EyeTech shall promptly notify Gilead if such restrictions are so lifted. At its option Gilead shall meanwhile have the right to request the payment (to it or to its nominee), and, upon request, EyeTech shall pay or cause to be paid amounts due (or such portions thereof as are specified by Gilead) in the currency of any other country designated by Gilead and legally available to EyeTech under the then-existing laws of regulations. Any payments shall be payable to Gilead by wire transfer at such bank in the United States as Gilead Sciences shall specify from time to time. Not less than one (1) Business Day prior to such wire transfer, the remitting party shall telefax the receiving party advising it of the amount and of the payment to be made.

                                      11.

         3.6 Audits. EyeTech and its Affiliates and sublicensees shall keep full and accurate books and records relating to the financial performance of the Product. During the term of this Agreement plus four (4) years after termination or expiration of this Agreement, Gilead shall have the right, during regular business hours and upon reasonable advance notice, to have such books and records audited by an independent certified accountant so as to verify the accuracy of the information previously reported to Gilead. Such information shall be deemed to be Proprietary Information of EyeTech and, as such, subject to confidentiality obligations pursuant to Section 6.3. The independent certified account shall keep confidential any Proprietary Information obtained during such audit and shall report to Gilead only the amounts of Royalties due and payable. The cost of such audit shall be borne by Gilead; however, in the event such audit reveals that the Royalties to Gilead constitute an underpayment of five percent (5%) or more from that revealed by the audit to be actually owed, the cost of the audit shall be borne by EyeTech. EyeTech shall include in all sublicenses granted as permitted under Section 2.4 an audit provision substantially similar to the foregoing requiring the sublicensee to keep full and accurate books and records relating to the Product and granting Gilead the right to audit the accuracy of the information reported by the sublicensee in connection therewith on the same terms as apply to an audit of EyeTech's records hereunder. The terms of this Section 3.6 shall survive any termination or expiration or termination of this Agreement for a period of four (4) years.

         3.7 Withholding Taxes. Any and all taxes levied on account of royalty payments paid or owed from a country in which provision is made in the law or by regulation for withholding will be deducted from royalty payments paid Gilead hereunder. EyeTech shall cooperate with Gilead to claim exemption from such deductions or withholdings under any double taxation or similar agreement in force from time to time.

         3.8 Sublicensee Obligations. In the event EyeTech sublicenses its right to sell a Product, such sublicense shall include an obligation for the sublicensee to account for and report its Net Sales of Products and provide that Gilead shall have audit rights therefor pursuant to this Section 3 on the same basis as if such sales were Net Sales of Products by EyeTech, and EyeTech shall pay royalty payments to Gilead as if the Net Sales of the sublicensee were Net Sales of EyeTech.

         3.9 Late Payments. Any amounts not paid by EyeTech when due under this Agreement shall be subject to interest from and including the date payment is due through and including the date upon which Gilead has collected immediately available funds in an account designated by Gilead at a rate equal to the sum of two percent (2%) plus the prime rate of interest quoted in the Money Rates section of The Wall Street Journal, calculated daily on the basis of a 360-day year, or similar reputable data source. No special notice by Gilead to EyeTech of such interest due shall be required.

         3.10 Compulsory License. If either Party learns that a Third Party has obtained a Compulsory License in any country in the Territory, such Party shall promptly notify the other Party of such occurrence. If the royalty rate payable by the grantee of the Compulsory License is less than the royalty rates applicable in such country set forth in Section 3.3 of this Agreement, then the applicable royalty rates set forth in Section 3.3 of this Agreement shall be reduced to the lower royalty rates applicable in such country pursuant to such Compulsory License for so long

                                      12.

as sales of a Competitive Product are made by any Third Party pursuant to the Compulsory License.

                                    SECTION 4
                         TERM OF AGREEMENT; TERMINATION

         4.1 Term. The term of this Agreement shall commence upon the Effective Date and, unless sooner terminated as provided in this Section 4, expire on the expiration of all Royalty Terms for all Products.

         4.2 Licenses upon Expiration. In the event that the Agreement expires as set forth in Section 4.1 above without early termination, the License shall automatically become, at EyeTech's election made at least 90 days prior to such expiration, either (i) an exclusive, irrevocable, royalty-bearing license, subject to the surviving provisions of the Agreement, to use and/or sublicense the use of Know How to make, have made, use, import, have imported, offer for sale, sell, and have sold Product(s) in the Field in the Territory as it exists at the time of such expiration, subject to payment by EyeTech to Gilead of a royalty equal to [**] percent ([**]%) of Net Sales of Products made pursuant to the license under this Section 4.2(i) after the expiration of this Agreement, or
(ii) a non-exclusive, irrevocable, royalty-free, paid-up license, subject to the surviving provisions of this Agreement, to use and/or sublicense the use of Know How to make, have made, use, import, have imported, offer for sale, sell, and have sold Product(s) in the Field in the Territory as it exists at the time of such expiration.

         4.3 Termination for Breach. Each Party shall have the right to terminate this Agreement and its obligations hereunder for material breach by the other Party, which breach remains uncured for sixty (60) days after written notice is provided to the breaching Party, or in the case of an obligation to pay royalty payments or other amounts owing under this Agreement, which breach remains uncured for thirty (30) days after written notice to the breaching Party; provided, however, that non-payment of any royalty amounts or other payments owing under this Agreement, for which the non-paying Party reasonably disputes the obligation or amounts not paid, shall not be deemed a breach of an obligation to pay royalty payments or other amounts owing under this Agreement, provided that the non-paying Party has paid all such amounts not in reasonable dispute.

         4.4 Termination in Event of Patent Challenge. Gilead shall have the right to terminate this Agreement if EyeTech challenges the validity of the Licensed Patents within any country in the Territory, effective thirty (30) days after EyeTech's receipt of written notice of such termination by Gilead.

         4.5      Reversion of Product Rights.

                  (a) Termination of Agreement. In the event that this Agreement is terminated pursuant to Sections 4.3 or 4.4 above, other than for Gilead's material breach of this Agreement, the License shall terminate immediately upon such termination.

                  (b) Loss of License Rights in Country. In the event that EyeTech permanently loses its right to use and sell Products in any country other than by reason of any

                                      13.

action or failure to act on the part of Gilead or any party acting on behalf of Gilead, the License shall terminate with respect to such country.

                  (c) Transfer of Rights. With respect to any and all countries in which EyeTech's license rights are terminated pursuant to Sections 4.5(a), 4.5(b), or 6.7(b): (i) such country(ies) shall automatically be removed from the Territory; (ii) EyeTech hereby grants to Gilead an exclusive, freely sublicensable license under the EyeTech Rights, which license shall be royalty-free and paid-up, subject to Section 4.5(d), to make, have made, use, import, offer for sale, sell and otherwise research, develop and commercialize formulations of the NX1838 in such countries, and Gilead covenants not to practice such license until the actual termination of EyeTech's license rights as to such countries pursuant to Sections 4.5(a) or (b); (iii) EyeTech shall assign all of its right, title and interest in and to, and shall cooperate in the transfer of all of, the following related to Products to the extent that EyeTech Controlled such during the term of this Agreement: (A) INDs and Regulatory Approvals, (B) all pre-clinical and clinical development protocols, data, and reports and other information and data (with any clinical data to be in computer-readable format, where available, and otherwise in printed format, with no obligation of EyeTech to convert to electronic format any portion of such clinical data that currently is available only in printed format), (C) manufacturing development technical reports, (D) toxicology reports, and (E) such other information and data specifically identified in Exhibit B or of such type (the preceding (A), (B), (C), (D) and (E) constituting the "Updated Product Data Package"), (iv) EyeTech shall deliver to Gilead copies of all information, records and data that it Controls that are reasonably necessary for the research, development and commercialization of Products, including without limitation all clinical data relating to Products, forward to Gilead samples of all chemical and biological materials acquired, made, cloned, synthesized, first discovered or collected as a result of research development or commercialization of Products and reasonable necessary to continue the research, development and commercialization of Products, and take such other actions and execute such other instruments, assignments and documents as may be necessary to effect the transfer of rights and materials hereunder to Gilead; and (v) EyeTech shall provide assistance reasonably requested by Gilead for a period of ninety (90) days following the date of notice of termination to facilitate the exercise of the license granted to Gilead in Section 4.5(c)(ii).

                  (d)      Royalties. Any license granted to Gilead pursuant to
Section 4.5(c) shall be subject to payment of a royalty to EyeTech on a country-by-country basis at a rate equal to: (i) if such license is granted after initiation of Pivotal Clinical Trials for a Product applicable to such country, [**] percent ([**]%) of Gilead's net sales of Products in such country, or (ii) if such license is granted on or after the first Regulatory Approval of Product in such country, [**] percent ([**]%) of Gilead's net sales of Products in such country.

         4.6 Accrued Rights and Obligations; Survival. Termination or expiration of this Agreement for any reason shall be without prejudice to any rights which shall have accrued to the benefit of either Party prior to such termination or expiration, including damages arising from any breach hereunder. The following provisions of this Agreement shall survive the expiration or termination of this Agreement: Sections 2.3, 4.2, 4.6, 5, 6.3, 6.4, 6.5, 6.9, 6.11(a), 6.12, 6.18, 7, 8. The following provisions of this Agreement shall survive the expiration of this Agreement to the extent that the license granted to EyeTech pursuant to Section 4.2 is in effect: Sections 3.4 through 3.9, 4.3, 4.5, 6.2, 6.7(d), 6.7(f), 6.8, 6.11(b), 6.11(c), 6.11(d), 6.13, 6.16 and
6.17(a).

                                      14.

                                    SECTION 5
                         REPRESENTATIONS AND WARRANTIES

         5.1 Corporate Existence and Power. As of the Effective Date, each Party represents and warrants to the other that it (a) is a corporation duly organized, validly existing and in good standing under the laws of the state in which it is incorporated, and (b) has full corporate power and authority and the legal right to own and operate its property and assets and to carry on its business as it is now being conducted and as contemplated in this Agreement, including, without limitation, the right to grant the licenses granted hereunder.

         5.2 Authority and Binding Agreement. As of the Effective Date, each Party represents and warrants to the other that it (a) has the corporate power and authority and the legal right to enter into this Agreement and perform its obligations hereunder, (b) has taken all necessary corporate action on its part required to authorize the execution and delivery of the Agreement and the performance of its obligations hereunder, and (c) the Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid and binding obligation of such Party and is enforceable against it in accordance with its terms.

         5.3 Title. As of the Effective Date, each Party represents and warrants to the other that it has sufficient legal and/or beneficial title under its intellectual property rights necessary to perform activities contemplated under this Agreement and to grant the licenses contained in this Agreement and other ownership rights conveyed pursuant to this Agreement

         5.4 No Conflict. Each Party represents and warrants to the other that it has not entered, and will not enter, into any agreement with any Third Party which is in conflict with the rights granted to the other Party under this Agreement, and has not taken and will not take any action that would in any way prevent it from granting the rights granted to the other Party under this Agreement, or that would otherwise materially conflict with or adversely affect the rights granted to the other Party under this Agreement.

         5.5 No Approvals or Consents Required. Each Party represents and warrants to the other that all necessary consents, approvals and authorizations of all governmental authorities and other persons or entities required to be obtained by such Party in order to enter into this Agreement have been obtained.

         5.6 Patents. Gilead represents and warrants to EyeTech that in Exhibit D, Gilead has in good faith supplied a complete list of all Patents it Controls as of the Effective Date, that, but for the grant of the License, would be infringed by the manufacture, use or sale of Products in the Field. If EyeTech reasonably determines that any Patent Controlled by Gilead or any Affiliate of Gilead as of the Effective Date should be added to Exhibit D because EyeTech's manufacture, use or sale of Products would infringe such Patent, then there shall be no deemed breach of Gilead's representations and warranties in this Section 5.6 until after the parties negotiate in good faith regarding the addition of any such Patent to Exhibit D without any additional financial obligation and are unable to reach agreement on such addition of such Patent.

         5.7 No Conflict. Each Party represents and warrants to the other that the execution and delivery of the Agreement by such Party and the performance of such Party's obligations

                                      15.

hereunder (a) do not conflict with or violate any requirement of applicable law or regulation or any provision of articles of incorporation or bylaws of such Party in any material way, and (b) do not conflict with, violate or breach or constitute a default or require any consent under, any contractual obligation or court or administrative order by which such Party is bound.

         5.8 Regulatory Documents. Gilead represents and warrants to EyeTech that:

                  (a) Gilead has furnished EyeTech with access to a complete copy of the United States Regulatory Documents for the Product, including all material amendments and supplements thereto;

                  (b) the Regulatory Documents have been accepted by, and Gilead has received no notice that the Regulatory Documents are not in good standing with, the relevant Regulatory Authorities;

                  (c) to its knowledge, Gilead has filed with the relevant Regulatory Authorities all required notices, supplemental applications and annual or other reports, including adverse experience reports, with respect to the Regulatory Documents which are material;

                  (d) Gilead has received no written notice of any regulatory action by the relevant Regulatory Authorities which may reasonably be expected to have a material adverse effect on the ability of a Party to obtain Regulatory Approval for Products based upon the Regulatory Documents.

         5.9 Manufacturing Information. Gilead represents and warrants that, it has delivered or shall by the Delivery Date deliver to EyeTech all of the Transferred Assets and the Manufacturing Information.

         5.10 Product Quality. Gilead hereby represents and warrants that all Product Inventory that is provided to EyeTech pursuant to the terms of this Agreement has been manufactured in compliance with all laws, rules and regulations (including without limitation, all applicable IND applications) applicable to the conduct of Gilead's Phase I clinical trial for a Product.

         5.11     Implied Warranties. EXCEPT AS EXPRESSLY PROVIDED IN THIS
SECTION 5, GILEAD MAKES NO REPRESENTATION OR WARRANTY AS TO THE PATENTS, LICENSED PATENTS, KNOW-HOW, THE TRANSFERRED ASSETS, PRODUCTS, ITS INVENTORY OF PRODUCTS OR NX1838, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE, INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR NON-INFRINGEMENT OF THIRD PARTY RIGHTS, OR OTHERWISE, AND GILEAD SPECIFICALLY DISCLAIMS ANY AND ALL IMPLIED OR STATUTORY WARRANTIES. Without limiting the foregoing, EyeTech acknowledges that it has not and is not relying upon any implied warranty, including without limitation implied warranties of merchantability, fitness for a particular purpose, non-infringement of third party rights, or upon any representation or warranty whatsoever as to the prospects (financial, regulatory or otherwise), or the validity or likelihood of success, of any Product after the Effective Date.

                                      16.

                                    SECTION 6
               ADDITIONAL COVENANTS AND AGREEMENTS OF THE PARTIES

         6.1 Governmental Filings. Gilead and EyeTech each agree to prepare and file whatever filings, requests or applications are required to be filed with any governmental authority in connection with this Agreement and to cooperate with one another as reasonably necessary to accomplish the foregoing. Without limiting the generality of the foregoing, prior to, or within five (5) Business Days following, the assignment, transfer and conveyance by Gilead to EyeTech of the Transferred Assets pursuant to Section 2.2, Gilead shall have submitted to the relevant Regulatory Authorities the information required of a former owner of regulatory filings with respect to the Product, and EyeTech shall submit to the relevant Regulatory Authorities the information required of a new owner of regulatory filings with respect to the Product.

         6.2 Compliance with Law. EyeTech shall comply with all supranational, national, federal, state, provincial and other local laws and regulations applicable to EyeTech's manufacture, use, development, marketing and sale of the Product. Without limiting the generality of the foregoing sentence, EyeTech shall not promote the Product in any manner in conflict with any applicable laws or regulations.

         6.3 Proprietary Information; Exceptions. Each Party will maintain all Proprietary Information received by it under this Agreement in trust and confidence and will not disclose any such Proprietary Information to any Third Party or use any such Proprietary Information for any purposes other than those necessary or permitted for performance under this Agreement. In particular, EyeTech shall not use any Know How for the manufacture or sale of any product other than a Product in the Field. Each Party may use such Proprietary Information only to the extent required to accomplish the purposes of this Agreement. Proprietary Information shall not be used for any purpose or in any manner that would constitute a violation of any laws or regulations, including without limitation the export control laws of the United States. Proprietary Information shall not be reproduced in any form except as required to accomplish the intent of this Agreement. No Proprietary Information shall be disclosed to any employee, agent, consultant, Affiliate, or sublicensee who does not have a need for such information. To the extent that disclosure is authorized by this Agreement, the disclosing Party will obtain prior agreement, from its employees, directors, agents, consultants, Affiliates, sublicensees or clinical investigators to whom disclosure is permitted to be made, to obligations to hold in confidence and not make use of such information for any purpose other than those permitted by this Agreement, that are at least as restrictive as those of this Section 6.3. Each Party will use at least the same standard of care as it uses to protect its own Proprietary Information of a similar nature to ensure that such employees, agents, consultants and clinical investigators do not disclose or make any unauthorized use of such Proprietary Information, but no less than reasonable care. Each Party will notify the other within two (2) Business Days upon discovery of any unauthorized use or disclosure of the Proprietary Information.

         Proprietary Information shall not include any information which, as shown by competent proof:

                  (a) is now, or hereafter becomes, through no act or failure to act on the part of the receiving Party, its employees or contractors in breach hereof, generally known or available;

                                      17.

                  (b) is known by the receiving Party at the time of receiving such information, as evidenced by its contemporaneous written records;

                  (c) is hereafter furnished to the receiving Party by a Third Party, as a matter of right and without restriction on disclosure;

                  (d) is independently developed by the receiving Party without any breach of this Agreement, as shown by independent, contemporaneous, written records; or

                  (e) is the subject of a prior, express, written permission to disclose provided by the disclosing Party.

         Notwithstanding any other provision of this Section 6.3, (i) the Parties agree that they shall issue a press release in the form attached hereto as Exhibit F, and (ii) either Party may disclose such terms to bona fide potential corporate partners, to the extent required or contemplated by this Agreement, and to financial underwriters and other Third Parties with a need to know such information, provided that all such disclosures shall be made only to such Third Parties under an obligation of confidentiality and appropriately limited use.

         6.4 Authorized Disclosure. Notwithstanding any other provision of this Agreement, each Party may disclose Proprietary Information if such disclosure:

                  (a) is in response to a valid order of a court or other governmental body of the United States or a foreign country, or any political subdivision thereof; provided, however, that the receiving Party shall first have given notice to the other Party hereto and shall have made a reasonable effort to obtain a protective order requiring that the Proprietary Information so disclosed be used only for the purposes for which the order was issued;

                  (b) is otherwise required by governmental law, rule or regulation, including without limitation rules or regulations of the U.S. Securities and Exchange Commission, or by rules of the National Association of Securities Dealers; or

                  (c) is otherwise necessary to file or prosecute patent applications, prosecute or defend litigation or comply with applicable governmental regulations or otherwise establish rights or enforce obligations under this Agreement, but only to the extent that any such disclosure is necessary. Under no circumstances will EyeTech disclose publicly proprietary features of Gilead manufacturing technology for NX1838; provided, however, that Gilead shall cooperate with EyeTech to disclose such information to the extent required to provide EyeTech with reasonable protection from liability by reason of this prohibition on disclosure.

         6.5 Return of Proprietary Information. In the event that the License terminates or expires, EyeTech shall promptly return all Proprietary Information received by it from Gilead.

         6.6 Expenses. Gilead and EyeTech shall each bear their own direct and indirect expenses incurred in connection with the negotiation and preparation of this Agreement and, except as set forth in this Agreement, the performance of the obligations contemplated hereby.

                                      18.

         6.7      Efforts.

                  (a) EyeTech shall use Reasonable Diligence to develop, obtain Regulatory Approval for, and commercialize Product(s) in the Territory and shall be solely responsible for all related development, regulatory and commercialization efforts and costs; provided, however, with respect to countries in the Territory that are not Major Countries (such countries, "Non-Major Countries"), EyeTech shall have the right to determine, on a country by country basis using its reasonable discretion not to pursue Regulatory Approval in such Non-Major Country because commercialization of the Product is not economically feasible for EyeTech. EyeTech shall provide Gilead with written notice of all decisions by EyeTech to not pursue development, Regulatory Approval or commercialization in a country in the Territory for a Product in the Field for any reason within thirty (30) days of such decision.

                  (b) In the event EyeTech or its sublicensees fail to undertake Reasonable Diligence in developing, obtaining Regulatory Approval of, and/or commercializing Products in one or more Major Countries in the Territory, such failure shall (i) automatically cause the License to terminate with respect to such Major Country(ies) and have the consequences set forth in Section 4.5(c) with respect to any such Major Country(ies); and (ii) shall entitle Gilead to terminate this Agreement for material breach under Section 4.3 if there have been such failures of diligence applying to four (4) or more Major Countries, with the consequences set forth in Section 4.5(c); provided in each case that EyeTech (or its sublicensee) does not cure such failure within ninety (90) days of written notice from Gilead specifying its belief that such failure has occurred and the reasons therefor. Gilead shall not be entitled to exercise the foregoing termination rights if EyeTech reasonably disputes Gilead's contention that EyeTech has failed in such Reasonable Diligence until after the Parties have first completed dispute resolution procedures pursuant to Section 8.9.

                  (c) EyeTech's Responsibilities. EyeTech shall be responsible, at its sole expense, for all development of, regulatory activities relating to, and commercialization of Products in the Territory beginning on the Effective Date, including performing clinical development of Products within the Territory using standard pharmaceutical industry practices, and making all regulatory filings necessary to obtain Regulatory Approvals of Products in the Territory. Within thirty (30) days of the Effective Date, EyeTech shall provide to Gilead a formal clinical development plan for Products in the Field in the Territory (the "Development Plan"), pursuant to which EyeTech will carry out development of Products under this Agreement, which shall be reasonably satisfactory to Gilead. The Development Plan shall be subject to amendment by EyeTech from time to time, with notice and copy of such amended Development Plan to Gilead; provided, however, (i) Gilead shall have the right to review such proposed amendment prior to its adoption; (ii) EyeTech shall in good faith consider any reasonable comments and considerations raised by Gilead within five
(5) Business Days of Gilead's receipt of such proposed amendment; and (iii) such proposed amendment is consistent with EyeTech's obligations of Reasonable Diligence pursuant to Sections 6.7(a) and (b).

                  (d) Regulatory Filings and Matters. EyeTech will file such regulatory filings as may be necessary to obtain Regulatory Approvals of Products within the Territory. EyeTech will be responsible for all communications with all supranational, regional, federal, state, provincial or other local regulatory agencies, department, bureaus and other governmental

                                      19.

authorities with jurisdiction over Regulatory Approvals in connection with such filings. EyeTech will keep Gilead informed of the status of such filings in each country, and will provide Gilead with at least sixty (60) days advance notice of the final submission of an application for Regulatory Approval in any country of the Territory. EyeTech will promptly advise Gilead each time that it obtains Regulatory Approval of Products in a country of the Territory. EyeTech shall be responsible for the reporting of adverse events related to the use of Products marketed by EyeTech, its Affiliates or sublicensees in the Territory.

                  (e) Reporting; Meetings. Prior to February 1, May 1, August 1 and November 1 of each Calendar Year, EyeTech will submit to Gilead, written reports summarizing the status and progress of the clinical development, marketing and commercialization efforts for each Product in sufficient detail so as to allow Gilead to monitor EyeTech's compliance with Section 6.7(a). During March and September of each Calendar Year, senior executive and scientific personnel of EyeTech will meet with Gilead representatives to report on the status of development and commercialization of Products and to consult as to modifications in the development plan referenced in Section 6.7(c).

         6.8 Pricing. EyeTech shall determine, in its sole discretion, the pricing, discounting policy and other commercial terms relating solely to Products. EyeTech agrees that EyeTech, its Affiliates and its sublicensees shall not subject the selling price of Products to abnormal discounts taken against Products in order to achieve sales of other products.

         6.9 Export Control. This Agreement is made subject to any restrictions concerning the export of products or technical information from the United States of America or other countries which may be imposed upon or related to Gilead or EyeTech from time to time. Each Party agrees that it will not export, directly or indirectly, any technical information acquired from the other Party under this Agreement or any products using such technical information to a location or in a manner that at the time of export requires an export license or other governmental approval, without first obtaining the written consent to do so from the appropriate agency or other governmental entity.

         6.10 Inability to Develop or Commercialize. EyeTech represents that it has, and covenants that it will maintain adequate resources and expertise to fulfill its obligations under this Agreement. During the term of this Agreement, EyeTech shall provide such information that Gilead may request that is reasonably necessary for Gilead to verify that EyeTech has adequate resources and expertise to fulfill its obligations under this Section 6.10.

                                      20.

         6.11 Compliance with Laws; Cooperation; Maintenance of Original Documents.

                  (a) Each Party shall carry out its activities pursuant to this Agreement in compliance with all applicable supranational, national, state, provincial and local laws, rules, regulations and guidances.

                  (b) Gilead and EyeTech each agree to use all commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or proper to make effective the transactions contemplated by this Agreement, including such actions as may be reasonably necessary to obtain approvals and consents of governmental Persons and other Persons (including, without limitation, all applicable drug listing and notifications to the relevant Regulatory Authority identifying EyeTech as the licensee of the Product), in each case as reasonably necessary to allow EyeTech to develop, obtain Regulatory Approvals for, and commercialize Products as provided in this Agreement; provided that no Party shall be required in connection with such activities to (1) make any payment (other than as expressly required pursuant to this Agreement), or (2) assume any other material obligation not otherwise required to be assumed by this Agreement.

                  (c) For so long as EyeTech, its Affiliates or sublicensees is making, using or selling Products, Gilead shall store and maintain all original Manufacturing Information in a secure location in accordance with practices customary for Gilead and the pharmaceutical industry for regulatory documents and in compliance with applicable laws and regulations, and, upon proper notice from a Regulatory Authority of competent jurisdiction over Products, shall make such Manufacturing Information reasonably available to such Regulatory Authority.

                  (d) EyeTech shall store and maintain all original Updated Product Data Package in a secure location in accordance with practices customary for EyeTech and the pharmaceutical industry for regulatory documents and in compliance with applicable laws and regulations.

         6.12 Cooperation. If either Party shall become engaged in or participate in any investigation, claim, litigation or other proceeding with any Third Party, including any proceeding before a Regulatory Authority, relating in any way to the Product or any of the Licensed Patents the other Party shall cooperate in all reasonable respects with such Party in connection therewith, including, without limitation, using its reasonable efforts to make available to the other Party such Party's employees who may be helpful with respect to such investigation, claim, litigation or other proceeding, provided that, for purposes of this provision, reasonable efforts to make available any employee shall be deemed to mean providing a Party with reasonable access to any such employee at no cost for a period of time not to exceed 24 hours (e.g., three 8-hour Business Days). Thereafter, any such employee shall be made available for such time and upon such terms and conditions (including, but not limited to, compensation) as the Parties may mutually agree.

         6.13 Exclusive Rights. The licenses granted under this Agreement to EyeTech are exclusive, and no Person, including without limitation Gilead, shall have any right with respect to such licenses during the term of this Agreement, except as otherwise permitted under this Agreement. Except as otherwise permitted by this Agreement, Gilead shall refrain from granting

                                      21.

any right to any Third Party relating to NX1838, the Licensed Patents or the Transferred Assets that would, in any manner, violate the terms of or conflict with the rights granted to EyeTech pursuant to this Agreement.

         6.14     Patent Prosecution and Maintenance.

                  (a) Prosecution of Patents. Licensed Patents shall be prosecuted and maintained in the Territory by Gilead using diligent efforts, at Gilead's expense, except as otherwise provided in this Section 6.14(a). If Gilead reasonably determines that it has no material or commercially useful application for a Licensed Patent, then EyeTech shall have the right to have Gilead prosecute and maintain such Licensed Patents or file for such patent term extension therefor at EyeTech's sole expense. EyeTech shall bear all reasonable costs of any inter partes patent proceeding, including without limitation oppositions, interferences or contested re-examinations, which proceeding shall be conducted under the control of Gilead.

                  (b) EyeTech shall assist Gilead in obtaining patent extensions and supplementary protection certificates, and provide such other assistance as reasonably requested by Gilead in connection with the prosecution and maintenance of the Licensed Patents in any part of the Territory at EyeTech's sole expense.

         6.15     Infringement of Licensed Patents.

                  (a) Notice. Each Party shall promptly notify the other in writing of any alleged infringement by Third Parties of any Licensed Patent within the Territory and provide any information available to that Party relating to such alleged infringement or misappropriation. EyeTech shall have no rights with respect to any infringement of Licensed Patents that occurs outside of the Field and/or outside the Territory except the right to receive notice pursuant to this Section 6.15(a).

                  (b) Enforcement of Licensed Patents against Competitive Products. If any Licensed Patent is infringed by a Third Party in connection with the manufacture, use, sale, offer for sale or import of a Competitive Product within the Field and within the Territory ("Competitive Product Infringement"), EyeTech shall have the primary right, but not the obligation, to initiate, prosecute and control any action with respect to such infringement in the Territory, by counsel of its own choice, to secure the cessation of the infringement or to enter suit against the infringer. Gilead shall have the right to participate in any such action with respect to the Licensed Patents and to be represented by counsel of its own choice. If EyeTech fails to bring an action or proceeding to enforce a Licensed Patent within a period of one hundred twenty
(120) days after having knowledge of infringement of such Licensed Patent, then Gilead shall have the right to bring and control any such action by counsel of its own choice, and EyeTech shall have the right to participate in such action and be represented by counsel of its own choice. If a Party brings any such action or proceeding under this Section 6.15(b), the other Party agrees to be joined as a party plaintiff and to give the first Party reasonable assistance and authority to control, file and prosecute the suit as necessary. The costs and expenses of the Party bringing suit under this Section 6.15(b) (including the internal costs and expenses specifically attributable to such suit) shall be reimbursed first out of any damages or other monetary awards recovered in favor of the Parties, and any remaining damages shall be treated as Net Sales of

                                      22.

EyeTech in its Territory if EyeTech controlled the action or allocated between the parties in accordance with their economic interest in the profitability of Products if Gilead controlled the action. No settlement or consent judgment or other voluntary final disposition of a suit under this Section 6.15(b) relating to a Licensed Patent may be entered into without the consent of Gilead, not to be unreasonably withheld.

                  (c) Enforcement of Licensed Patents against Non-Competitive Products. With respect to any infringement of Licensed Patents within the Field and within the Territory that is not a Competitive Product Infringement, Gilead shall have the primary right, but not the obligation, to initiate, prosecute and control any action with respect to such infringement, by counsel of its own choice, to secure the cessation of the infringement or to enter suit against the infringer and shall be the "Lead Party" and EyeTech shall be the "Secondary Party". The Secondary Party shall have the right to participate in any such action with respect to its Patents and to be represented by counsel of its own choice. If the Lead Party fails to bring an action or proceeding to enforce a Licensed Patent within a period of one hundred twenty
(120) days after having knowledge of infringement of such Licensed Patent, then the Secondary Party shall have the right to bring and control any such action by counsel of its own choice, and the Lead Party shall have the right to participate in such action and be represented by counsel of its own choice. If a Party brings any such action or proceeding hereunder, the other Party agrees to be joined as a party plaintiff and to give the first Party reasonable assistance and authority to control, file and prosecute the suit as necessary. The costs and expenses of the Party bringing suit under this Section 6.15(c) (including the internal costs and expenses specifically attributable to such suit) shall be reimbursed first out of any damages or other monetary awards recovered in favor of the Parties, and any remaining damages shall be paid to Gilead if Gilead controlled the action, or paid to each Party in proportion to their expenditures in such action, if EyeTech controlled the action. No settlement or consent judgment or other voluntary final disposition of a suit under this Section 6.15(c) relating to a Licensed Patent may be entered into without the consent of Gilead, not to be unreasonably withheld.

         6.16     Infringement of Third Party's Rights.

                  (a) If the practice of the Licensed Patents through the manufacture, use or sale of Products by EyeTech, its Affiliates or sublicensees results in a claim for patent infringement against EyeTech, its Affiliates or sublicensees, the Party to this Agreement first having notice of that claim shall promptly notify the other Party in writing. The notice shall set forth the facts of the claim in reasonable detail.

                  (b) If a Third Party asserts that a patent or other right owned by or licensed to it is infringed by the practice of the Licensed Patents through the manufacture, use or sale of Products by EyeTech, its Affiliates or sublicensees pursuant to the License, EyeTech may attempt to resolve the problem raised by the asserted infringement. The matter shall be deemed resolved if EyeTech obtains: (a) a license permitting EyeTech to manufacture, use and sell Products in that country on a royalty-free or royalty-bearing basis; (b) a statement or representation from the Third Party that: (1) no action will be taken against EyeTech, its Affiliates or its sublicensees, or (2) that the patent or other right is not infringed by the manufacture, use or sale of Products by EyeTech, its Affiliates or its sublicensees; or (c) a final judgment by a court of competent jurisdiction from which no appeal has or can be taken that the

                                      23.

Third Party's patent(s) alleged to be infringed is invalid, or the Third Party's patent(s) or other right(s) are unenforceable or not infringed by the manufacture, use or sale of Products by EyeTech, its Affiliates or sublicensees. EyeTech shall have the primary right to defend any such claim. Gilead shall have the right, but not the obligation, to participate in any such suit at its sole option and at its own expense. Each Party shall reasonably cooperate with the Party conducting the defense of the claim. Neither Party shall enter into any settlement that affects the other Party's rights or interests without such other Party's prior written consent, not to be unreasonably withheld. If EyeTech makes a payment to any Third Party in the course of defending or settling any claim brought by a Third Party pursuant to this Section 6.16, EyeTech shall be entitled to offset a percentage of all such amounts against royalties due to Gilead hereunder as provided in Section 3.3(b).

         6.17     Manufacturing.

                  (a) EyeTech shall be solely responsible for the manufacture of Product following the Effective Date, including without limitation for clinical trials and commercialization.

                  (b) The Parties shall enter into an agreement dated as of the Effective Date (the "Manufacturing Agreement") obligating the Parties to enter into a clinical supply agreement providing for the fill and finish of sufficient quantities of Product Inventory to complete a Phase Ib trial investigating the use of NX1838 for the treatment of age-related macular degeneration.

         6.18 Use of Names, Logos or Symbols. No Party hereto shall use the name, trademarks, logos, physical likeness, employee names or owner symbol of the other Party hereto for any purpose, including, without limitation, in connection with any private or public securities placements, without the prior written consent of the affected Party, such consent not to be unreasonably withheld or delayed so long as such use of name is limited to objective statements of fact, rather than for endorsement purposes. Nothing contained herein shall be construed as granting either Party any rights or license to use any of the other Party's trademarks or trade names without separate, express written permission of the owner of such trademark or trade name.

                                    SECTION 7
                                 INDEMNIFICATION

         7.1      Indemnification.

                  (a) Gilead shall indemnify, defend and hold EyeTech (and its directors, officers, employees, consultants, Affiliates and sublicensees) (each, an "EyeTech Indemnitee") harmless from and against any and all Damages incurred or suffered by an EyeTech Indemnitee as a result of Third Party claims, actions or proceedings (collectively, "EyeTech Claims") to the extent such EyeTech Claims are a consequence of:

                                    (1)      the breach or alleged breach of any
representation or warranty by Gilead hereunder, or

                                      24.

                                    (2)      the negligence or misconduct of
Gilead in connection with its activities under this Agreement;

except to the extent such EyeTech Claims are a consequence any of the items in Sections 7.1(b)(1), (2) or (3).

                  (b) EyeTech shall indemnify, defend and hold Gilead (and its directors, officers, employees, consultants and Affiliates) (each, a "Gilead Indemnitee") harmless from and against any and all Damages incurred or suffered by a Gilead Indemnitee as a result of Third Party claims, actions or proceedings (collectively, "Gilead Claims") to the extent such Gilead Claims are a consequence of:

                                    (1)      the breach or alleged breach of any
representation or warranty by EyeTech hereunder;

                                    (2)      the negligence or willful
misconduct of EyeTech in connection with its activities under this Agreement;

                                    (3)      the possession, research,
development, manufacture, use, offer for sale, sale, administration, storage or transport of NX1838 or Products by EyeTech or its Affiliates or sublicensees;

except to the extent such Gilead Claims are a consequence any of the items in Sections 7.1(a)(1) or (2).

         7.2 Mechanics. If a Party or its Affiliate has a right to be indemnified under this Section 7 (the "Indemnified Party"), such Party or Affiliate (i) shall give prompt notice of such EyeTech Claim or Gilead Claim, as the case may be (as applicable, a "Claim"), to the other Party (the "Indemnifying Party") and (ii) subject to Sections 6.15 and 6.16 of this Agreement, will have the first right to defend any Claims for which it is entitled to indemnification from the other Party under Section 7.1, with the cooperation and at the expense of such other Party, provided that it will not settle any such Claim without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld. If the Indemnified Party is defending a Claim, the Indemnifying Party shall have the right to be present in person or through counsel at substantive legal proceedings. In the event that the Parties cannot agree as to the application of Section 7.1 to any Damages or Claim, the Parties may conduct separate defenses of such claim. Each Party further reserves the right to claim indemnity from the other in accordance with Section 7.1 upon resolution of the underlying claim.

         7.3 Insurance Coverage. Each Party represents and warrants that it is covered and will continue to be covered by a comprehensive general liability insurance program which covers all of each Party's activities and obligations hereunder in accordance with reasonable pharmaceutical industry standards. Each Party will provide the other Party with written notice at least fifteen (15) days prior to any cancellation or material change in such insurance program. Each Party will maintain such insurance program, or other program with comparable coverage, beyond the expiration or termination of this Agreement during the period in which any Product is being commercially distributed or sold, and for a commercially reasonable period thereafter.

                                      25.

         7.4 Indemnification Payment Adjustments. The amount of any Damages for which indemnification is provided under this Section 7 shall be reduced to take account of any net tax benefit and shall be increased to take account of any net tax detriment arising from the incurrence or payment of any such Damages or from the receipt of any such indemnification payment and shall be reduced by the insurance proceeds received and any other amount recovered, if any, by the Indemnified Party with respect to any Damages; provided, however, that an Indemnified Party shall not be subject to an obligation to pursue an insurance claim relating to any Damages for which indemnification is sought hereunder. If any Indemnified Party shall have received any payment pursuant to this Section 7 with respect to any Damages and shall subsequently have received insurance proceeds or other amounts with respect to such Damages, then such Indemnified Party shall pay to the Indemnifying Party an amount equal to the difference (if any) between (1) the sum of the amount of those insurance proceeds or other amounts received and the amount of the payment by such Indemnifying Party pursuant to this Section 7 with respect to such Damages and (2) the amount necessary to fully and completely indemnify and hold harmless such Indemnified Party from and against such Damages; provided, however, in no event will such Indemnified Party have any obligation pursuant to this sentence to pay to such Indemnifying Party an amount greater than the amount of the payment by such Indemnifying Party pursuant to this Section 7 with respect to such Damages.

         7.5 Indemnification Payment. Upon the final determination of liability and the amount of the indemnification payment under this Section 7, the appropriate Party shall pay to the other in immediately available funds, within thirty (30) Business Days after such determination, the amount of any claim for indemnification made hereunder.

         7.6 Survival. The provisions of this Section 7 shall survive any termination of this Agreement with respect to actions of the Parties during the term of the Agreement or the term of any license to EyeTech, whichever occurs later. Each Indemnified Party's rights under this Section 7 shall not be deemed to have been waived or otherwise affected by such Indemnified Party's waiver of the breach of any representation, warranty, agreement or covenant contained in or made pursuant to this Agreement, unless such waiver expressly and in writing also waives any or all of the Indemnified Party's right under Section 7.

                                    SECTION 8
                                  MISCELLANEOUS

         8.1 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and assigns; provided, however, that neither Gilead nor EyeTech may assign any of its rights, duties or obligations hereunder without the prior written consent of the other, which consent may be withheld in the other's sole discretion, except that no prior written consent shall be required in the event that a Third Party acquires substantially all of the assets or outstanding shares of, or merges with, EyeTech or Gilead, as the case may be. No assignment of this Agreement or of any rights hereunder shall relieve the assigning Party of any of its obligations or liability hereunder. Any attempted assignment not in compliance with this Section 8.1 shall be of no force or effect.

         8.2 Notices. All notices or other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand,

                                      26.

prepaid telex, cable, telegram or facsimile and confirmed in writing, or mailed first class, postage prepaid, by registered or certified mail, return receipt requested (mailed notices and notices sent by telex, cable or telegram shall be deemed to have been given on the date received) as follows:

                               If to Gilead, as follows:

                               Gilead Sciences, Inc.
                               333 Lakeside Drive,
                               Foster City, CA 94404
                               Facsimile: (650) 522-5488
                               Attn: Chief Executive Officer

                               With a copy to:

                               Gilead Sciences, Inc.
                               333 Lakeside Drive,
                               Foster City, CA 94404
                               Facsimile: (650) 522-5537
                               Attn: General Counsel

                               If to EyeTech, as follows:

                               EyeTech Pharmaceuticals, Inc.
                               300 East 42nd Street
                               Third Floor
                               New York, N.Y. 10017
                               Facsimile: (212) 883-8883
                               Attn: Chief Executive Officer

                               With a copy to:

                               Duval & Stachenfeld LLP
                               300 East 42nd Street
                               Third Floor
                               New York, N.Y. 10017
                               Facsimile: (212) 883-8883
                               Attn: Harsha Murthy

or in any case to such other address or addresses as hereafter shall be furnished as provided in this Section 8.2 by any Party hereto to the other Party.

         8.3 Waiver; Remedies. Any term or provision of this Agreement may be waived at any time by the Party entitled to the benefit thereof by a written instrument executed by such Party. No delay on the part of Gilead or EyeTech in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of either Gilead or EyeTech of any right, power or privilege hereunder operate as a waiver of any other right, power or privilege hereunder nor shall any single or partial exercise of any right, power or privilege

                                      27.

hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

         8.4 Survival of Representations. Each of the representations and warranties made in this Agreement shall survive the expiration or termination of this Agreement only with respect to activities conducted or events occurring prior to the expiration or termination of the Agreement.

         8.5 Entire Agreement. This Agreement, together with all exhibits hereto and the Warrant Agreement and the Manufacturing Agreement, constitute the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements or understandings of the Parties relating thereto.

         8.6 Amendment. This Agreement may be modified or amended only by written agreement of the Parties hereto.

         8.7 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute a single instrument.

         8.8 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of California, excluding its choice of law rules, except for the application of the Federal Arbitration Act pursuant to
Section 8.9(c)(ii).

         8.9      Dispute Resolution.

                  (a) The Parties recognize that disputes as to certain matters may from time to time arise during the term of this Agreement which relate to either party's rights and/or obligations hereunder or thereunder. It is the objective of the Parties to establish procedures to facilitate the resolution of disputes arising under this Agreement in an expedient manner by mutual cooperation and without resort to litigation. To accomplish this objective, the Parties agree to follow the procedures set forth in this Section
8.9 if and when a dispute arises under this Agreement. In the event of disputes between the Parties, a Party seeking to resolve such dispute will, by written notice to the other Party, have such dispute referred to their respective executive officers designated below or their successors, for attempted resolution by good faith negotiations within fourteen (14) days after such notice is received. Said designated officers are as follows:

                  For EyeTech:      Chief Executive Officer
                  For Gilead:       Chief Executive Officer

         In the event the designated executive officers are not able to resolve such dispute, either party may at any time after the 14 day period invoke the provisions of Section 8.9(b) hereinafter.

                  (b) Following settlement efforts pursuant to Section 8.9(a), any dispute, controversy or claim arising out of or relating to the validity, construction, enforceability or performance of this Agreement, including disputes relating to alleged breach or to termination of this Agreement under Section 4, other than disputes which are expressly prohibited herein from

                                      28.

being resolved by this mechanism, shall be settled by binding Alternative Dispute Resolution ("ADR") in the manner described below:

                           (i)      If a party intends to begin an ADR to
resolve a dispute, such party shall provide written notice (the "ADR Request") to counsel for the other party informing such other party of such intention and the issues to be resolved. From the date of the ADR Request and until such time as any matter has been finally settled by ADR, the running of the time periods contained in Section 4.3 as to which party must cure a breach of this Agreement shall be suspended as to the subject matter of the dispute.

                           (ii)     Within ten (10) business days after the
receipt of the ADR Request, the other party may, by written notice to the counsel for the party initiating ADR, add additional issues to be resolved.

                           (iii)    Disputes regarding the scope, validity and
enforceability of Patents shall not be subject to this Section 8.9, except for
Section 8.9(a), and shall be submitted to a court of competent jurisdiction.

                  (c) The ADR shall be conducted pursuant to Comprehensive Rules for Commercial, Real Estate and Construction Disputes then in effect, except that notwithstanding those rules, the following provisions shall apply to the ADR hereunder:

                           (i)      The arbitration shall be conducted by a
panel of three arbitrators (the "Panel"). The Panel shall be selected from a pool of retired independent federal judges to be presented to the Parties by JAMS.

                           (ii)     The time periods set forth in the JAMS rules
shall be followed, unless a party can demonstrate to the Panel that the complexity of the issues or other reasons warrant the extension of one or more of the time tables. In such case, the Panel may extend such time tables, but in no event shall the time tables being extended so that the ADR proceeding extends more than 18 months from its beginning to the Award. In regard to such time tables, the Parties (i) acknowledge that the issues that may arise in any dispute involving this Agreement may involve a number of complex matters and
(ii) confirm their intention that each party will have the opportunity to conduct complete discovery with respect to all material issues involved in a dispute within the framework provided above. Within such time frames, each party shall have the right to conduct discovery in accordance with the Federal Rules of Civil Procedure. The Panel shall not award punitive damages to either party and the Parties shall be deemed to have waived any right to such damages. The Panel shall, in rendering its decision, apply the substantive law of the State of California, without regard to its conflict of laws provisions, except that the interpretation of and enforcement of this Section 8.9(c)(ii) shall be governed by the Federal Arbitration Act. The Panel shall apply the Federal Rules of Evidence to the hearing. The proceeding shall take place in San Francisco, San Mateo or Santa Clara Counties, California. The fees of the Panels and JAMS shall be paid by the losing Party which shall be designated by the Panel. If the Panel is unable to designate a losing party, it shall so state and the fees shall be split equally between the Parties.

                                      29.

                           (iii)    The Panel is empowered to award any remedy
allowed by law, including money damages, multiple damages, prejudgment interest and attorneys' fee, and to grant final, complete, interim, or interlocutory relief, including injunctive relief but excluding punitive damages.

                           (iv)     Except as set forth in Section 8.9(c)(ii),
above, each party shall bear its own legal fees. The Panel shall assess its costs, fees and expenses against the party losing the ADR unless it believes that neither party is the clear loser, in which case the Panel shall divide such fees, costs and expenses according to the Panel's sole discretion.

                           (v)      The ADR proceeding shall be confidential and
the Panel shall issue appropriate protective orders to safeguard each party's Proprietary Information. Except as required by law, no party shall make (or instruct the Panel to make) any public announcement with respect to the proceedings or decision of the Panel without prior written consent of each other party. The existence of any dispute submitted to ADR, and the award, shall be kept in confidence by the Parties and the Panel, except as required in connection with the enforcement of such award or as otherwise required by applicable law.

                  (d) The Parties agree that judgment on any arbitral award issued pursuant to this Section 8.9 shall be entered in the United States District Court for the Northern District of California or, in the event such court does not have subject matter jurisdiction over the dispute in question, such judgment shall be entered in the Superior Court of the State of California, in the County of San Mateo, and each Party agrees to the co-exclusive personal jurisdiction of such courts for the purpose of entry of such a judgment.

         8.10 Captions. All section titles or captions contained in this Agreement, in any Exhibit referred to herein and the table of contents, if any, to this Agreement are for convenience only, shall not be deemed a part of this Agreement and shall not affect the meaning or interpretation of this Agreement.

         8.11 No Third Party Rights or Obligations. Except as expressly provided in Section 7, no provision of this Agreement shall be deemed or construed in any way to result in the creation of any rights or obligation in any Person not a Party to this Agreement.

         8.12 Severability. If any provision of this Agreement is found or declared to be invalid or unenforceable by any court or other competent authority having jurisdiction, such finding or declaration shall not invalidate any other provision hereof, and this Agreement shall thereafter continue in full force and effect. In the event any such provision is so declared invalid or unenforceable, the Parties shall negotiate an alternative provision that closely approximates the Parties' intent, to the extent allowable under law.

         8.13 Attachments. All Exhibits and other attachments to this Agreement are by this reference incorporated herein and made a part of this Agreement.

         8.14 Disclaimer of Agency. This Agreement shall not constitute any Party the legal representative or agent of another, nor shall any Party have the right or authority to assume, create, or incur any Third Party liability or obligation of any kind, express or implied, against or in the name of or on behalf of another except as expressly set forth in this Agreement.

                                      30.

         8.15 Interpretation. This Agreement has been jointly prepared by the Parties and their respective legal counsel and shall not be strictly construed against either Party.

         8.16 Force Majeure. Each of the Parties hereto shall be excused from the performance of its obligations hereunder (except the payment of money) in the event such performance is prevented by force majeure, provided that the non-performing Party promptly provides notice of the prevention to the other Party. Such excuse shall be continued so long as the condition constituting force majeure continues and the non-performing Party makes and continues to make reasonable efforts to remove or overcome the condition. For the purposes of this Agreement, force majeure shall mean any act of God, fire, casualty, flood, war, earthquake, strike, failure of public utilities, any act, exercise, assertion or requirement of governmental authority, accident, epidemic, destruction of facilities, or such other similar occurrences beyond the control of the Party whose performance is affected.

         8.17 Limitation of Liability. IN NO EVENT SHALL EITHER PARTY OR ITS RESPECTIVE AFFILIATES AND PERMITTED SUBLICENSEES BE LIABLE FOR SPECIAL, EXEMPLARY, CONSEQUENTIAL OR PUNITIVE DAMAGES, WHETHER IN CONTRACT, WARRANTY, TORT, STRICT LIABILITY OR OTHERWISE, EXCEPT TO THE EXTENT SUCH PARTY MAY BE REQUIRED TO INDEMNIFY THE OTHER PARTY FROM SUCH DAMAGES CLAIMED BY THIRD PARTIES UNDER SECTION 7.

         8.18 No Assumption of Obligations. Except as expressly provided in this Agreement: (i) neither Party is assuming any of the other Party's responsibilities, duties (including, without limitation, compliance with all applicable laws and regulations), obligations (including payment obligations), claims, Damages, liabilities, burdens and problems of any nature whatsoever (collectively, "Obligations"), whether by operation of law or otherwise, and
(ii) without limiting the foregoing, EyeTech is not assuming any of Gilead's Obligations with respect to Transferred Assets.

                                      31.

         IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed and delivered as of the day and year first above written.

GILEAD SCIENCES, INC.                        EYETECH PHARMACEUTICALS, INC.

By: /s/Mark L. Perry                         By: /s/David Guyer
    ---------------------------------            -------------------------------
    Mark L. Perry                                David Guyer
    Senior Vice President, Operations            Chief Executive Officer

NEXSTAR PHARMACEUTICALS, INC.

By: /s/Mark L. Perry
    ---------------------------------
    Mark L. Perry
    Chief Financial Officer

                                      32.

                                    EXHIBIT A

                                     NX1838

         The compound NX1838, is [**]

                                      A-1.

                                    EXHIBIT B

                    PRODUCT DATA PACKAGE INFORMATION AND DATA

           Regulatory
               IND
               Pre-IND submissions
               IND correspondence
               IND supplements

           Clinical
               Case Report Forms by site
               1838 Project Files
               Investigator Files by Site

           Manufacturing (API)
               Synthesis Batch Records
               Accompanying Analytical Data
               Records of Failed Lots

           Manufacturing (DP)
               Master Production Records
               Bills of Materials
               Assay methods
               Finished Product Specifications

                                      B-1.

                                    EXHIBIT C

                                PRODUCT INVENTORY

NX1838 PHYSICAL COUNT SHEET

                                              DATE: 03/23/00
                                               COUNTED BY: Felicia Yu, Judy Liou

                                                                     Expiration Date     Physical Count
                                                                     ---------------     --------------
NX1838 Lots
     LOT# 131901E  3MGS IN 100 MICROLITERS                               2/29/00                 16
     LOT# 141901E  4MGS IN 100 MICROLITERS                              04/13/99                 50
     LOT# 251901E  3MGS IN 200 MICROLITERS                               7/14/99                149

Ingredients
     1106510911    NX 1838 APTAMER           LOT# 97000690              10/14/99              792.8
     1106510911    NX 1838 APTAMER           LOT# 98000122              10/28/99               5441
     1100500911    SODIUM PHOSP MONOBASIC    LOT# 97000299                7/3/02            11527.1
     1100600911    SODIUM PHOSP DIBASIC      LOT# 97000649              12/18/02              11435
     1200110911    SODIUMCHLORIDI            0.9% INJECTION              5/31/00                 20
     1645080911    SYRINGES                  1 ML W/NEEDLE                 03/01               1100

Other clinical batches
     101804E       1/2 MG DOSE EXPIRE 10/99                                10/99                 12
     111803E       1 MG DOSE EXPIRE 10/99                                  10/99                 12
     201901E       1.5 MG PER SYRINGES EXPIRE 07/00                         7/00                 21
     211901E       2.5 MG PER SYRINGES EXPIRE 06/00                         6/00                 25
     151805E       91599400000 EXPIRE 03/99                                 3/99                  3
     121802E       91299400000 EXPIRE 05/99                                 5/99                  2

                                      C-1.

                                    EXHIBIT D

                                LICENSED PATENTS

[**]                       [**]


                                      D-1.

                   "[AMENDMENT NO. 1]" TO LICENSING AGREEMENT

     THIS AMENDMENT NO. 1 (the "Amendment") is entered into as of the 9th day of May, 2000, by and among GILEAD SCIENCES, INC., a Delaware corporation, NEXSTAR PHARMACEUTICALS, INC., a Delaware corporation (these two parties collectively referred to herein as "Gilead") and EYETECH PHARMACEUTICALS, INC., a Delaware corporation (hereinafter "EyeTech"), to amend the Licensing Agreement made effective as of March 31, 2000 (the "Agreement") by and among Gilead and EyeTech, whereby Gilead licensed EyeTech to further clinically develop and commercialize Gilead's proprietary compound NX 1838. Capitalized terms used and not otherwise defined herein shall have the meanings given them in the Agreement.

                                    RECITALS

     WHEREAS, the Parties desire to amend the Agreement to define the term "Proprietary Information" which was employed but not defined in the Licensing Agreement, and to set the term of survival for the confidentiality, nondisclosure and nonuse obligations pertaining to such Proprietary Information.

     NOW, THEREFORE, in consideration of the foregoing and the covenants and promises contained in this Amendment, and the Parties hereby amend the Agreement as follows:

Section 1.1 is hereby amended to insert the following defined term and definition immediately following the definition for Product Inventory:

          "Proprietary Information" shall mean, subject to Section 6.3 of the Agreement, any Know-How, patent applications or other confidential information of a Party disclosed by such Party to another Party in the course of negotiating or performing under this Agreement or any other written agreement between the Parties entered into on or prior to May 9, 2000. Proprietary Information shall be deemed to include the terms of this Agreement and the terms of any other written agreement between the Parties entered into on or prior to May 9, 2000.

Section 6.3 is hereby amended to add the following new paragraph to the end of such section:

          The obligations of confidentiality, nondisclosure and nonuse contained in this Section 6.3 shall survive any expiration or termination of this Agreement for a period of five (5) years.

The Agreement, as amended by this Amendment, shall remain in full force and effect according to its terms.

This Amendment may be executed in any number of counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument.

This Amendment shall be effective as of the date first written above.

     IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment effective as of the date first written above.


GILEAD SCIENCES, INC.                  EYETECH PHARMACEUTICALS, INC.

By:  /s/ Mark L. Perry                 By:  /s/ David Guyer
   ---------------------------------      ----------------------------------

Name:  Mark L. Perry                   Name:  David Guyer

Title: Senior Vice President,          Title: Chief Executive Officer
       Operations


NEXSTAR PHARMACEUTICALS, INC.

By:  /s/ Mark L. Perry
   ---------------------------------

Name:  Mark L. Perry

Title: Chief Financial Officer



                   "[AMENDMENT NO. 2]" TO LICENSING AGREEMENT

     THIS AMENDMENT NO. 2 ("the Second Amendment") is entered into as of December 4, 2001, by and between EyeTech Pharmaceuticals, Inc. a Delaware corporation ("EyeTech") and Gilead Sciences, Inc., a Delaware corporation ("Gilead"), to amend that certain Licensing Agreement dated as of March 31, 2000, as amended by Amendment No. 1 to Licensing Agreement dated as of May 9, 2000 (the "Agreement") by and between EyeTech and Gilead (as successor in interest to NeXstar Pharmaceuticals, Inc.). Capitalized terms used and not otherwise defined herein shall have the meanings given them in the Agreement.

     WHEREAS, EyeTech desires to obtain access to notebooks of Gilead relating or potentially relating to the compound NX1838;

     WHEREAS, Gilead is willing to provide such access to EyeTech personnel if the information in such notebooks is kept confidential by EyeTech and its personnel under the terms of the Agreement;

     WHEREAS, in support of EyeTech's activities under the Agreement, Gilead would like to provide to EyeTech, and EyeTech would like to receive from Gilead, certain of Gilead's inventory of VEGF aptamer and potentially a reference standard possessed by Gilead, as determine by Gilead ("Materials").

     NOW, THEREFOR, in consideration of the foregoing and the covenants herein, EyeTech and Gilead hereby agree, and the Agreement is hereby amended, as follows:

All information learned, received, extracted or copied by EyeTech from notebooks or other documents or records of Gilead, or excerpts thereof, that Gilead provides or makes available to EyeTech after the date hereof shall be deemed to be Proprietary Information of Gilead and subject to provisions in the Agreement pertaining to Proprietary Information of Gilead.

Nothing in this Second Amendment shall be construed as creating any obligation of Gilead to provide or make available to EyeTech any notebooks or other documents or records of Gilead, or excerpts thereof, beyond any such obligation of Gilead currently existing under the Agreement.

Gilead will deliver the materials to EyeTech within fifteen (15) days after the date hereof.

EyeTech shall not and shall not permit any person or entity to (a) administer any Materials to humans under any circumstances; or (b) administer any Materials to animals except in compliance with U.S. National Institutes of Health guidelines and all other applicable laws, rules, and regulations.

Nothing in this Amendment shall be construed to grant either Party any right or license beyond those set forth in the Agreement.

GILEAD PROVIDES THE MATERIALS "AS IS", WITH NO WARRANTY, EXPRESS, IMPLIED OR STATUTORY, INCLUDING WITHOUT LIMITATION WARRANTIES OF MERCHANTABILITY, TITLE, NON-INFRINGEMENT, EXCLUSIVITY, OR FITNESS FOR A PARTICULAR PURPOSE.

Solely for purposes of Section 7.1(b) of the Agreement, the Materials will deemed to included within NX1838.

The Agreement, as amended by this Second Amendment, shall remain in full force and effect according to its terms.

This Second Amendment may be executed in any number of counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument.

This Second Amendment shall be effective as of the date first written above.

     IN WITNESS WHEREOF, the parties hereto have duty executed this Second Amendment effective as of the date first written above.


EYETECH PHARMACEUTICALS, INC.                GILEAD SCIENCES, INC.

By:    /s/  Harsha Murthy                    By:    /s/  Nicole Onetto
       ----------------------                       -------------------------

Name:  Harsha Murthy                         Name:  Nicole Onetto

Title: V.P. - Business Development &         Title: SVP Medical Affairs
       General Counsel

                     AMENDMENT NO. 3 TO LICENSING AGREEMENT

         This Amendment No. 3 to Licensing Agreement (the "Third Amendment") amends, effective ___________, 2002, the LICENSING AGREEMENT, itself effective as of March 30, 2002 and previously amended first as of May 9, 2000 and second as of December 4, 2001 (as so twice amended, the "Agreement") originally by and among GILEAD SCIENCES, INC., a Delaware corporation with its principal office located at 333 Lakeside Drive, Foster City, CA 94404 ("Gilead"), and its wholly-owned subsidiary, NEXSTAR PHARMACEUTICALS, INC., a Delaware corporation, on the one hand, and EYETECH PHARMACEUTICALS, INC., a Delaware corporation with its principal office as of the date hereof located at 500 Seventh Avenue, 18th Floor, New York, New York 10018 ("EyeTech"), on the other hand, and currently between Gilead and EyeTech. All capitalized terms used herein and not otherwise defined shall have the meanings given in the Agreement. All references to "Sections" and "Articles" are to sections and articles of the Agreement unless otherwise specified below.

         The Parties hereby amend the Agreement as follows:

     1. The definition of Net Sales is deleted in its entirety and replaced with the following:

"`Net Sales' shall mean, with respect to the Product, the gross amount billed or invoiced by EyeTech, its Affiliates or sublicensees to Third Parties for Products and Combination Products (defined below), less the following deductions to the extent included in such billed or invoiced or credited amounts:

               (a) trade, quantity and cash discounts allowed, but expressly excluding discounts or allowances offered as part of a package of products that includes a Product sold by EyeTech, its Affiliates or sublicensees;

               (b) refunds, chargebacks and any other allowances which effectively reduce the net selling price;

               (c) actual product returns, credits and allowances allowed to customers;

               (d) rebates actually paid or credited to any governmental agency (or branch thereof) or to any Third Party payor, administrator or contractee;

               (e) discounts mandated by, or granted to meet the requirements of, applicable state, provincial or federal law, wholesaler, including required chargebacks and retroactive price reductions;

               (f) transportation, freight, postage charges and other charges such as insurance, relating thereto, in each case included as a specific line item on an invoice to such Third Parties; and

               (g) taxes, excises or other governmental charges upon or measured by the production, sale, transportation, delivery or use of goods, in each case included as a specific line item on an invoice to such Third Parties.

                                       2.

If any such sales to Third Parties are made in transactions that are not at arm's length between the buyer and the seller, then the gross amount to be included in the calculation of Net Sales shall be the amount that would have been invoiced had the transaction been conducted at arm's length. Such amount that would have been invoiced shall be determined, wherever possible, by reference to the average selling price of the relevant Product in arm's-length transactions in the relevant country.

If EyeTech, its Affiliate or sublicensee sells a Product in unfinished form to a Third Party for resale, then the gross amount to be included in the calculation of Net Sales arising from such sale shall be the amount invoiced by the Third Party upon resale, in lieu of the amount invoiced by EyeTech, its Affiliates or sublicensee when selling the Product in unfinished form. Otherwise, where EyeTech, its Affiliate or sublicensee sells a Product in finished form to a Third Party that does not require a sublicense under the Licensed Patents for further resale (a distributor) (each such Third Party hereinafter a "Distributor"), the amount to be included in the calculation of Net Sales shall be the price invoiced from EyeTech or its Affiliate or sublicensee to the Third Party, not the amount invoiced by the Third Party upon resale.

If, in addition to or in lieu of a transfer price paid for quantities of Product supplied, any Distributor provides consideration to EyeTech, its Affiliate or sublicensee in connection with any Product or the Distributor's rights or relationship with EyeTech, its Affiliate or sublicensee in relation thereto, then such consideration shall be included in the calculation of Net Sales in the calendar quarter in which it becomes due to EyeTech or its Affiliate or sublicensee (as applicable).

Notwithstanding the foregoing, amounts received by EyeTech, or its Affiliates or sublicensees, for the sale of Products among EyeTech and its Affiliates or sublicensees for resale shall not be included in the computation of Net Sales hereunder.

Net Sales shall be determined from books and records maintained in accordance with GAAP, consistently applied throughout the organization and across all products of the entity whose sales of Product are giving rise to Net Sales.

If any Product (i) contains or is sold with a therapeutically active ingredient other than NX1838 (such therapeutically active ingredient an "Other Active"), regardless of whether they are coformulated or physically packaged together, or
(ii) is sold with a mechanical or pharmacological delivery system for the delivery of such Product (such system, a "Delivery System), (such a Product including and together with the Other Active or Delivery System, a "Combination Product") then Net Sales from the Combination Product shall be determined by multiplying the Net Sales of the Combination Product (as determined without reference to the calculations of this paragraph) by the fraction A/(A+B), where A is the average sale price of a Product of the same formulation and dosage when not sold as part of a Combination Product, and B is the average sale price of the Other Active or Delivery System when sold separately, or, only if the value of B cannot be determined, where A+B is the average sales price of the Combination Product. If A and B can be determined, in no event will the sales price of the Combination Product be less than the sum of A and B. If both A and B, and A+B, cannot be determined, then C/(C+D) shall be substituted for A/(A+B) in such calculation, where C is EyeTech's cost of goods of the Product and D is EyeTech's cost of goods for the Other Active or Delivery System, determined in accordance with the method of accounting normally employed by EyeTech in computing cost of goods sold (which must be in accordance with GAAP consistently applied throughout EyeTech), provided, however, that the minimum value of

                                       3.

such fraction as used in the calculation of Net Sales shall be 0.9. All average prices, for purposes of this paragraph, shall be determined on a country-by-country and product-by-product basis.

For clarity and without limiting the generality of the foregoing, the inclusion of PEG (polyethylene gylcol) in a Product, because PEG is not a therapeutically active molecule, will not in itself be deemed to result in a Combination Product for purposes of the foregoing paragraph."

     2. The phrase "with a right to sublicense to its Affiliates or (subject to Section 2.4) to any other Person" in Section 2.1 is deleted and replaced with the following: "with a right (subject to Section 2.4) to sublicense to its Affiliates or to any other Person."

     3. In Section 2.5, the phrase "EyeTech Know-How and EyeTech Patents" in the nineteenth (19th) line is deleted and replaced with the following:
          "EyeTech Rights."

     4.   The following words are included in the sentence that is the text of
          Section 2.3, at the end of the sentence: "within the scope of the license granted EyeTech in Section 2.1."

     5. Section 3.3(b) is deleted in its entirety and replaced with the following:

     "Offset. Notwithstanding the foregoing, on a country-by-country and Product-by-Product basis, EyeTech may credit against Royalties otherwise due hereunder on Net Sales of such Product in such country [**] percent in any calendar quarter ([**]%) of any royalties it must pay to any Third Party on sales of such Product in such country in such calendar quarter:
     (1) pursuant to any licenses necessary to practice the License; or (2) resulting from any litigation (including settlement thereof) under Section 6.16; provided, however, for purposes of this Section 3.3(b) that the applicable royalty rates used for calculation of Royalties payable to Gilead shall not be reduced to less than [**]percent ([**]%) of the royalty rate(s) otherwise applicable pursuant to Section 3.3(a)."

     6.   The following is inserted between the first and second sentences of
          Section 3.7: "EyeTech shall promptly remit any amounts so withheld to the appropriate governmental authority and provide Gilead with written evidence of such payment."

     7. Section 4.6 is deleted in its entirety and replaced with the following:

     "Accrued Rights and Obligations; Survival. Termination or expiration of this Agreement for any reason shall be without prejudice to any rights which shall have accrued to the benefit of either Party prior to such termination or expiration, including damages arising from any breach hereunder. The following provisions of this Agreement shall survive any expiration or termination of this Agreement: Sections 2.3, 3.6, 4.2, 4.6, 5, 6.3, 6.4, 6.5, 6.9, 6.11(a), 6.12, 6.18, 7, and 8. In addition, the following provisions of this Agreement shall survive the expiration of this Agreement to the extent that the license granted to EyeTech pursuant to
     Section 4.2 is in effect: Sections 3.4 through 3.9, 4.3, 4.5, 6.2, 6.7(c)-(e), 6.8, 6.9, 6.11(b), 6.11(c), 6.11(d), 6.13, 6.16 and 6.17(a)."

     8. The last sentence of Section 6.13 is deleted in its entirety and changed to read as follows: "Except as otherwise permitted by this Agreement or required by law, Gilead shall refrain from granting any right to any Third Party relating to NX1838, the Licensed Patents or the

                                       4.

          Transferred Assets that would, in any manner, violate the terms of or conflict with the rights granted to EyeTech pursuant to this Agreement.

     9. The phrase "distribution," is inserted immediately prior to "administration" in the second (2nd) line of Section 7.1(b)(3).

     10. Section 8.2, "Notices" is changed to show EyeTech's address as follows: EyeTech Pharmaceuticals, Inc., 500 Seventh Avenue, 18th Floor, New York, New York 10018, Facsimile: 212-997-9251, attn: Chief Executive Officer.

     11. The Agreement, as amended by this Third Amendment, remains in full force and effect according to its terms.

     12. Article 18 shall apply to this Third Amendment as if set forth herein in its entirety.

          IN WITNESS WHEREOF, the Parties have caused this Third Amendment to be duly executed and delivered as of the day and year first above written.

GILEAD SCIENCES, INC.                        EYETECH PHARMACEUTICALS, INC.

By: /s/Gregg Alton                           By: /s/David Guyer
   ---------------------------------------      --------------------------------

Name: Gregg Alton                               David Guyer

Title: Vice President and General Counsel       Chief Executive Officer

NEXSTAR PHARMACEUTICALS, INC.

By: ___________________________________

Name: _________________________________

Title: ________________________________

                                       5.